Exhibit 8.1

                         April 7, 2000



Exchange National Bancshares, Inc.
132 East High Street
Jefferson City, MO  65101

Ladies and Gentlemen:

          We have acted as counsel to Exchange National Bancshares, Inc., a Missouri corporation ("Exchange National"), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of October 27, 1999 (the "Merger Agreement"), by and among Exchange National, ENB Holdings, Inc. ("Acquisition Subsidiary") and CNS Bancorp, Inc. ("CNS Bancorp").

          Pursuant to the Merger Agreement, CNS Bancorp will be merged with and into Acquisition Subsidiary, with Acquisition Subsidiary being the surviving corporation (the "Merger"). In the Merger, the outstanding shares of common stock, par value $0.01 per share, of CNS Bancorp, other than certain excluded shares described below, will cease to be outstanding and will be converted into and become the right to receive $8.80 in cash (subject to adjustment in accordance with section 1.2(b) of the Merger Agreement) and 0.15 of share of common stock, par value $1.00 per share, of Exchange National ("ENB Common Stock"). Excluded shares shall consist of (i) shares of CNS Bancorp common stock owned by certain dissenting shareholders, (ii) shares held directly or indirectly by Exchange National (which shares will be cancelled), other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, and (iii) shares held by CNS Bancorp as treasury stock (which shares will be cancelled).

          In connection with the transactions contemplated by the Merger Agreement, Exchange National is filing with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the shares of ENB Common Stock to be issued in the Merger. This opinion letter is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

          In the preparation of this opinion letter, we have examined originals or copies identified to our satisfaction of
(i) the Articles of Incorporation of Exchange National, as filed with the State of Missouri; (ii) the Bylaws of Exchange National;
(iii) all resolutions of the Board of Directors of Exchange National relating to the Merger and the issuance of the Shares being registered under the Registration Statement; (iv) the Merger Agreement; and (v) the Registration Statement, including the exhibits thereto. We also have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments, and have conducted such other investigations of law and fact, as we have deemed necessary or advisable for purposes of our opinion. In addition, we have assumed that the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions
Exchange National Bancshares, Inc.
April ___, 2000
Page 2

of the Merger Agreement. We have also assumed that the shares of CNS Bancorp common stock are held as capital assets by the shareholders of CNS Bancorp.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the completeness and authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than Exchange National, we have assumed that such parties had the power and authority to enter into and perform their obligations thereunder and have also assumed the due authorization, execution and delivery by such parties of such documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers of Exchange National, CNS Bancorp and others.

          Based upon and subject to the foregoing and subject to the qualifications and exceptions heretofore and hereinafter set forth, we are of the opinion that:

          1.   The Merger of CNS Bancorp with and into
               Acquisition Subsidiary will constitute a reorganization within the meaning of sections
               368(a)(1)(A) and (a)(2)(D) of the Internal Revenue
               Code, and neither Exchange National nor CNS
               Bancorp will recognize any gain or loss as a result of the Merger.

          2. Shareholders of CNS Bancorp who exchange all of their CNS Bancorp common stock will recognize no gain or loss pursuant to the Merger as to shares of ENB Common Stock received in the Merger. Such shareholders may recognize income or gain as to cash received in the Merger and income or gain or loss as to cash received in lieu of a fractional share interest in ENB Common Stock.

          3. The aggregate tax basis of ENB Common Stock received by the shareholders of CNS Bancorp in the Merger will equal the aggregate tax basis of CNS Bancorp common stock surrendered in exchange for the ENB Common Stock, reduced by the amount of any cash received in the exchange and any basis allocable to a fractional share interest for which cash is received and increased by any income or gain recognized on the exchange.

          4. The holding period of ENB Common Stock received by the shareholders of CNS Bancorp in the Merger will include the holding period of CNS Bancorp common stock exchanged therefor.
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Exchange National Bancshares, Inc.
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          Our opinions are limited to the federal income tax
matters described above and does not address any other federal income tax considerations or any state, local, foreign, or other tax considerations.

          If any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinions could be affected thereby. Moreover, our opinions are based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations promulgated thereunder, and Internal Revenue Service rulings, procedures, and other pronouncements, published by the United States Internal Revenue Service. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinions would not be different. This opinion letter is not binding on the Internal Revenue Service, and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinions, or that our opinions will be upheld by the courts if challenged by the Internal Revenue Service.

          We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement, the reference to this opinion letter under the heading "The Merger--Tax Consequences for CNS Shareholders" in the Proxy Statement--Prospectus which forms a part of the Registration Statement and the reference to our firm under the heading "Legal Matters" in such Proxy Statement--Prospectus. In giving such consent we do not thereby admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                Very truly yours,

                                /s/ STINSON, MAG & FIZZELL, P.C.
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